Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL HELD ON NOVEMBER 2, 2017

CORPORATE PARTICIPANTS

Jerome P. Grisko CBIZ, Inc. – President and CEO

Ware H. Grove CBIZ, Inc. – CFO and SVP

Lori Novickis CBIZ, Inc. - Director of Corporate Relations

CONFERENCE CALL PARTICIPANTS

Jim Macdonald First Analysis Securities Corporation, Analyst

Joan Tong Sidoti & Company, LLC - Research Analyst

PRESENTATION

Operator

Good day, and welcome to the CBIZ Third Quarter and Nine Months 2017 Results Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Lori Novickis. Please go ahead.

Lori Novickis - CBIZ, Inc. - Director of Corporate Relations

Thank you, Judith. Good morning, everyone, and thank you for joining us for the CBIZ Third Quarter and Nine Months 2017 Results Conference Call. In connection with this call, today's press release has been posted on the Investor Relations page of our website, www.cbiz.com. This call is also being webcast. A link to the live webcast as well as the replay can also be found on our website. Before we begin our presentation, we would like to remind you that during the call, management may discuss non-GAAP financial measures. A reconciliation of these measures to comparable GAAP measures can be found on the financial tables of today's press release.

Finally, remember that management may also make forward-looking statements. Such statements are based on current information and management's expectations as of this date, and do not guarantee future performance. Forward-looking statements involve certain risks, uncertainties and assumptions that can be difficult to predict. Actual results can, and sometimes do, differ materially. A more detailed description of such risks and uncertainties can be found in the company's filings with the Securities and Exchange Commission. Joining us for today's call are Jerry Grisko, President and CEO; and Ware Grove, Chief Financial Officer. I will now turn the call over to Jerry Grisko for his opening remarks. Jerry?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Lori, and good morning, everyone. As we indicated in the release that we issued earlier this morning, we experienced a number of unusual events in the third quarter that had an adverse impact on our revenue and earnings. We'll go into greater detail on our call today to be sure that you understand the nature of these events and the impact on our results.

For the nine months ended September 30 of this year, we reported total revenue growth of 6.3%, of which 1.7% is organic growth, a 10 basis point increase in our pretax margin and an increase in operating income from continuing operations of 12.5%. Fully diluted earnings per share is up by 7.8% over the prior year. Within those nine-month results, total revenue within our Financial Services group is up by 5.9%, with same-unit revenue up 2.8%. Within the Benefits and Insurance group, total revenue grew by 7.8% and same-unit revenue declined slightly by 0.3%.

Turning to the third quarter, our total revenue increased by 4.0%, or by $7.9 million. Within our total revenue results, our Financial Services group grew by 5.9% and our Benefits and Insurance group grew by 1.0%. However, our same-unit revenue declined by 0.8% for the third quarter compared with the year ago. Of that, Financial Services same-unit revenue was down by 0.6% and Benefits and Insurance same-unit revenue declined by 1.4%. As we commented in our press release, Hurricane Irma had a major impact on our Financial Services offices, located in Boca Raton and Tampa, Florida. September is one of the busiest months of the year for our Financial Services group and we are typically working at full capacity preparing tax returns that are required to be completed in time for the September and October filing deadlines. As a result of the hurricane, we were unable to perform a significant amount of this work, as our staff, their families and our clients were disrupted by pre-storm preparations, mandatory evacuations and widespread power outages, both during the storm, and again, after the storm, which lasted for an extended period of time. As you may be aware, the Internal Revenue Service subsequently granted special tax filing extensions through the end of January 2018 to accommodate individuals and businesses impacted by the hurricane. This includes the tax-related extensions, deadlines that were originally in September and October of this year. While we expect to recover revenue in the fourth quarter, we also expect that some of this work will be performed in early 2018. It is important to note that the shift of work from the third quarter to the fourth quarter will have some negative impact on the number of days that are available to work on advisory and other consulting engagement that would normally be performed during this time of year. Another significant factor that impaired revenue in the third quarter was a temporary delay that we encountered within our government healthcare consulting business for work related to several large state projects. The work on those contracts is now resumed and we expect the full year results for this business will be in line with our expectations.

On top of these unusual events, it should be noted that this third quarter also had 1 less business day, which also impacts revenue. The combination of these events and a number of other less significant factors is estimated to have impacted our third quarter revenue by approximately $4 million, and our earnings per share by $0.04 to $0.05. We believe that we'll recover a substantial portion of the revenue that was lost in the third quarter. However, considering the timing of the work is yet uncertain, with the tax filing extensions now moved to the end of January 2018 for the offices impacted by the hurricane, it is unclear that there will be a complete recovery of this revenue during the fourth quarter of 2017.

Turning to the Benefits and Insurance group, we saw a several of our more transaction-oriented businesses, such as human resource recruiting   and life insurance report declines in revenues. By their very nature, revenue in these service areas can be irregular in any given reporting period. This accounts for a majority of the decline on the same-unit revenue reported for this group in the third quarter. If we were to eliminate the impact of these transactional businesses on our result, we would have reported positive same-unit growth for the nine months ended September 30, from the combined results of our core property and casualty, retirement plan services, employee benefits and payroll businesses. We've always said that it is difficult to predict and model the financial performance of our businesses on a quarterly basis. This is especially true in the third and fourth quarters, when the services that we provide are more heavily weighted towards project work, which tends to be more difficult to predict with regard to both timing and scope, because the majority of our expenses such as wages and facility cost are relatively fixed in the short term. Any significant unanticipated shortfall in revenue has a direct impact on our earnings and our operating margin. So please keep this in mind when you think about our third quarter reported revenue and earnings. Nonetheless, we continue to be pleased with the total growth in revenue, income from continuing operations and earnings per share that we have experienced through the first nine months of this year. And we anticipate that our full year results will be near the low-end of our outlook for 2017. So with these comments, I will turn it over to Ware Grove, our Chief Financial Officer, for further comments.

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Thank you, Jerry, and good morning, everyone. Let me take a few minutes to run through some additional highlights of the results we reported this morning for third quarter and nine months ended September 30. We have closed on 3 acquisitions so far this year. Combined with earnout payments on prior acquisitions, we've used approximately $38.4 million of cash through September 30 for acquisition-related payments. Future spending for earnouts on prior year acquisitions is projected at approximately $900,000 in the fourth quarter this year, approximately $14 million next year in 2018, approximately $13.8 million in 2019 and then approximately $7.1 million in 2020. We used approximately $4.6 million in the third quarter this year to repurchase approximately 308,000 shares. For the nine months this year, we've used approximately $8.8 million to repurchase approximately 615,000 shares. As we have commented in recent conference calls, our first priority for the use of capital is to focus on strategic acquisitions and we continue to take a somewhat opportunistic approach towards using capital to repurchase shares. We have plenty of financing capacity and this gives us the flexibility to address both possible acquisitions and potential share repurchases, as opportunities occur.

The balance outstanding on our credit facility at September 30 this year was $205 million. This results in debt compared to underlying EBITDA with approximately 2.1x leverage. And this provides CBIZ with about $142 million of unused borrowing capacity under our $400 million credit facility. Capital spending for the nine months was $8.9 million this year, a good share of which was driven by expenditures associated with office moves in both the New York and Boston markets. Full year capital spending may be approximately $10 million this year for 2017. Capital spending is more typically within a range of approximately $5 million to $6 million. And we expect future spending will be closer to that range after these major market office moves conclude this year.

Days sales outstanding on receivables stood at 89 days at September 30 this year compared with 86 days at September 30 a year ago. Cash flow continues to be very steady and the increase in days sales outstanding calculation is primarily driven by an increase in, what we call, agency-billed arrangements within our property and casualty business, where we invoice clients for premiums and we record a receivable as result. When we do this, we record the receivable and that impacts day sales outstanding, but there is really no impact on actual cash flow for CBIZ.

Bad debt expense for the nine months stood at 65 basis points of revenue this year, which is within the range we normally experience. But this compares with 53 basis points of revenue for the nine months a year ago, impacting year-to-date margin by approximately 12 basis points or $974,000. In the third quarter this year, we recorded bad debt expense equal to 88 basis points of third quarter revenue compared with 54 basis points a year ago. And this has an impact of 34 basis points on margin or approximately $741,000 of expense for the third quarter this year. The increase in bad debt expense in the third quarter this year is primarily related to one significant client. The nine-month expense at 65 basis points of revenue is very much in line with the range that we typically experience, and this does not represent any general deterioration in our clients’ ability to pay invoices. As Jerry outlined earlier, the revenue shortfall experienced in the third quarter had an adverse impact on margin and related earnings. Details are provided in the notes to the earnings release. But eliminating the impact of accounting for the gains and losses on the assets held in the deferred compensation plan, the gross margin declined by 150 basis points in the third quarter this year and also declined by 40 basis points for the nine months this year compared with a year ago.

On a positive though, general administrative expense continues to reflect positive operating leverage and improved by 50 basis points this year compared with the prior year. For the nine months, general administrative expense was 3.8% of revenue compared with 4.3% of revenue a year ago, when you eliminate the impact of accounting for the gains and losses of the deferred compensation plan assets. In the second quarter conference call, I commented on the accounting change adopted this year for share-based compensation and the impact on our reported tax expense. This is not unique to CBIZ. I understand most of you, listening on the call today, are likely very familiar with this. But as a result of accounting for stock option exercise activity through June this year, at that time, we reduced our full year estimated effective tax rate to approximately 36% from our normal 39% to 40% effective tax rate. Of course, this lower rate has an impact on reported earnings and our expected growth in earnings and earnings per share for the remainder of the year. We caution, however, of potential uncertainty. And I want to remind you again that under the newly adopted accounting standards, the effective tax rate may be somewhat unpredictable depending on the number of option exercises and the share price at the time options are exercised. With a minimal level of options that were exercised in the third quarter of this year, the reported third quarter tax benefit from that new accounting was less than we expected. And we reported a slightly higher effective tax rate of 38.5% for the third quarter. We continue to estimate an effective rate of approximately 36% for the full year this year. However, the 38.5% effective rate in the third quarter impacted the reported fully diluted earnings per share by nearly $0.01 this year compared to the 36% rate that was estimated for the full year. So that is another item to bear in mind, as you think about the third quarter results. Fully diluted share count for the nine months ended September 30 this year was 55.6 million shares. We have previously communicated a full year fully diluted share count estimate of approximately 55.5 million for 2017.

Now without going into all the complexities of share count calculations, a number of variables are involved, including share price. So this is not highly precise and predictable, but we continue to think that approximately 55.5 million shares is a reasonable estimate for the full year 2017.

So in summary, the headwinds we experienced in the third quarter, unquestionably, impacted nine-month results, but we think the business is performing very well this year. It is unclear how much of the lost revenue will be recovered in the fourth quarter this year. But we think much of this work will be done, and we expect to record good growth for the full year of 2017, but maybe near the low-end of our expectations.

To reiterate and summarize both Jerry and my comments today, we expect total revenue will grow near the low-end of a range of 6% to 8% for the full year 2017 compared with the $799.0 million reported last year in 2016. The effective tax rate may be somewhat unpredictable for the reasons I outlined, but based on an expectation of a 36% effective tax rate for the full year, we expect income from continued operations this year will grow near the low-end of a 16% to 18% increase over 2016. Fully diluted earnings per share will also be impacted by the actual effective tax rate and will also be impacted by the factors impacting the estimated fully diluted share count. But with that, we would say that earnings per share are expected to grow near the low-end of the growth expectation of a 12% to 15% increase over the $0.76 earnings per share reported for 2016. So with these comments, I will conclude, and I'll turn it back over to Jerry.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Ware. Just a couple of other comments. On our last call, we commented on our acquisition of CMF Associates, the private equity-focused business that was acquired in June of this year. While we are in the early stages of executing our strategy of building out our advisory services, focused on the private equity industry, we're very encouraged by the progress that we've made in this area, thus far, and the initial performance of CMF. We also continue to pursue a full pipeline of acquisition opportunities to bolster this and other high-growth areas in our business. And as Ware explained, we have plenty of borrowing capacity under our existing credit line to capitalize on those opportunities when they become available. Also, we mentioned earlier the hurricane that struck South Florida in September. I want to take just a moment to recognize and thank all of our team members who rose to the occasion to safeguard our facilities, our data and our property, and to mitigate the impact of these storms on our associates and their families, our clients and the overall operations of the business. With that, I will turn it over for Q&A.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) The first question is from Jim Macdonald with First Analysis.

Jim Macdonald - First Analysis Securities Corporation, Research Division - MD

Just want to dive into some of these issues and see if I can get some more details. So maybe you could tell me like the percent of revenue you have in Florida, as a start. And then, on the government contracts, they were delayed. It doesn't sound that like they were delayed due to the hurricane. So is that delay just going to be recovered? Or will that just be spread out later?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes, Jim. This is Ware. I'll just answer the first part of that question and then Jerry and I can pitch in and answer the rest of your questions. But we have fairly significant operations based in Tampa and in Boca Raton, and that's probably 5% to 8% of our total Financial Services revenue. We have a seasonal work. It's very much loaded towards the first half of the year through mid-second quarter. But we have a second busy season and that's typically in September and October, and that's why right in the middle of the second busy season, this had such an impact on our result.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Jim, I'll take the second part of that question, which had to do with the government healthcare consulting contracts. As you would expect, in that business, it's not unusual to have delays from time to time in the start of a contract, or in the funding of the contract and that's exactly what happened in this quarter. We had 4 significant contracts that were delayed, either at the start of the contract or the authorization to fund a particular contract. The unusual part is to have that number of that size in a given period, and in particular in a given period, which tends to be a softer quarter for us. So it was really the impact of those contracts in that quarter that we wanted to highlight. Having said that, those contracts -- as I indicated in my comments, those contracts have commenced and there is a considerable amount of that work that will be completed and is really being required to be completed by year-end. Although some of it will certainly carry into 2018.

Jim Macdonald - First Analysis Securities Corporation, Research Division - MD

Yes. Okay. And then maybe moving to Benefits, that was not hurricane-related, I believe. And you mentioned 2 or 3 elements, I think, that impacted Benefits. Maybe you could go into little more detail there.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. So we look at the Benefits and Insurance group really in kind of 2 segments. One is, what we consider our core services, which is our employee benefits and our property and casualty, 401(k) retirement plan services and payroll. In all of those businesses, when you combine their operation, showed incremental organic growth and improvement. Where we had the decline in revenue quarter-over-quarter, it came in, what we consider, really our more transactional businesses, which are life insurance and recruiting in particular. And as you would summize, businesses like that, life insurance policy tends to be episodic, executive search tends to be episodic. So the revenues in any given period of time there are hard to predict, because they come in as the projects come. So those are really the 2 particular areas that impacted us this quarter over the prior quarter that we wanted to call out.

Jim Macdonald - First Analysis Securities Corporation, Research Division - MD

And that's makes me circle back to sort of a big picture question. So your employment reports that you put out have been sort of softer, I would say, than what the government puts out for the nation as a whole. What is your view on that? I mean, how are you seeing the economy? And is it different than how the government's reporting it?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes, so it's interesting. The report that you're referring to is issued by our payroll company. That report is of 4,000 companies with under 300 employees and that actually tends to be at the very -- they call for Small Business Index, it tends to be at the very small end of the market. Our clients, ourselves, tend to be what we consider small middle-market business. And oftentimes, they're considerably larger than the clients that are being reflected in that index that's tracked by our payroll company. So what we're seeing is really the same types of things that you're reading in the paper and the all the indicators are really positive. If you look at the most recent report of one of the publications that we track closely, the National Center for Middle Market, which really measures companies with revenues between $10 million and $1 billion, the 85% of the respondents are confident in their local economy, 83% national. Those are all up from prior periods of time. 70% of those reported increase in revenue in the third quarter. Most are expecting increase in hiring and when they talk about their biggest challenge, one of their biggest challenges is finding talent and the follow-up there is at 3x the number of respondents indicated that they will be considering increasing their benefits, increasing their compensation, increasing their other things that are necessary for them to attract employment. All of those things are very positive for our businesses, where we work alongside our clients to help them in that analysis. So we look more at that indicator than our own payroll indicator for our own clients and the health of the business. And all the indicators we're looking at indicate that we're in a very favorable business climate.

Jim Macdonald - First Analysis Securities Corporation, Research Division - MD

Just one last one for me at this point. And that's -- so to get even to the low-end of your EPS guidance, you're going to have to have a relatively profitable fourth quarter, when typically you have sort of a flat to maybe even negative fourth quarter. So how confident are you that you can really get back to the low-end of your EPS guidance?

Ware H. Grove - CBIZ, Inc. – President and CEO

Yes, Jim, this is Ware. That's a great question, and you're right. Seasonally, third and fourth quarter, and particularly fourth quarter is pretty flat and hard to predict. If you say a good share, maybe half, plus or minus of the impact in the third quarter will spill into the fourth quarter, and the third quarter impact was estimated at $0.04 to $0.05 a share, take $0.02 to $0.03 of the $0.04 to $0.05. And against the breakeven-ish or the $0.01 loss last year, that helps us get to bridge to where you're trying to get to. The other thing I will point out this year is the unpredictable nature of the stock compensation impact on the tax rate. So it ticked up a bit higher this year. We still are predicting 36%. So you'll probably get some beneficial impact from an effective tax rate that should be closer to 36% for the full year, and that will run through the fourth quarter.

Operator

The next question is from Joan Tong with Sidoti & Company.

Joan K. Tong - Sidoti & Company, LLC - Research Analyst

I have a couple of questions here. So when you talk about some of those work that were lost, might not come back in the fourth quarter, might show up in the first quarter. So I assume those are all Financial Services, like taxation type of work. But you also mention a number of days to perform advisory work. It's lower because, obviously, your people have to like focus on catching up on those taxation work. So are those advisory work being lost that kind walk away to go to somebody else, and just because you don't have enough body to work on it?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Joan, it's Jerry. The answer is, the days go away, the work doesn't necessarily go away. But you have fewer days to perform the work. So what's not likely happening is that the client has a need for advisory services, and because we are constrained with the number of days, they'll go to someone else to get that work done. That's not really what happens. What ends up happening is, the days that you would have available to be speaking with clients, and to be uncovering that type of work and therefore, performing those work, there is fewer of those days, because you're taking those days in performing the work that was carrying over from the third quarter that really should have been completed in the third quarter. So it's really just a product of having fewer days. The more business days you have, the more opportunities you have to work alongside your clients and uncover those types of opportunities and then fulfill those opportunities.

Joan K. Tong - Sidoti & Company, LLC - Research Analyst

Okay. Then can you talk about your pipeline for advisory work? Is it still pretty strong because you have been talking about that for a couple of quarters already in terms of picking up of those type of work and activities?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. Joan, so we survey our offices regularly, and certainly, at the end of the quarter, and just to get their sentiment. And although the information that we receive back is somewhat anecdotal, I will tell you that it continues to be very strong in more of our offices than not that the demand for our advisory consulting type services. And again it's consistent with the information I shared on kind of business sentiment, which is generally positive outlooks at least in their local economy, generally positive outlooks in their industries, expectations that they're going to expand investments, expectations that they're going to increase employment, all of which are indicators and usually good triggers for them to turn to us and help them with those decisions.

Joan K. Tong - Sidoti & Company, LLC - Research Analyst

Okay. That's fair. And then for the healthcare consulting, the delay of those projects, I assume those are additional work and maybe increase in scope within the states that you're already doing work at? Or are we talking about like you're getting more -- because I think you're already at 48 states. Am I correct?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes, we actually have 49 states that we do work for. But the work that we're getting -- well, let's separate this. The work that we talked about today earlier that was delayed is of the same type of work that we do for a portfolio of states around the country. It just happened to be larger contracts in a couple of states. That all kind of happened at the same time. So that's a separate issue. The other question that I hear is you're already doing work for x number of states, it's 49, and is there opportunity to continue to grow and expand that work? And the answer to that is also yes, because when you consider that, in some states, we do very little work even though it's a state that we count in the 49 that we're representing. We do very little work for them and there is a lots of opportunity for us to expand the services that we provide to those states. So we are as optimistic about that business as we have historically been. And despite the little bit of an impact that we had in the third quarter from the delayed contracts, we still remain confident that they will hit the expectations that we have for the business for the full year.

Joan K. Tong - Sidoti & Company, LLC - Research Analyst

And how about on the federal side? Any update?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Not particularly. That one contract, and we just called that out, because kind of going back several calls ago, we called that one out because it was a large contract. We were encouraged by the fact that we were making some entree into the federal government. We're still encouraged by that, and we continue to get some additional contracts through the federal government. The other thing that happened there was that contract was delayed, but has since resumed, and it is now kind of tracking annually where we would have expected it to track. Having said that, that is one large contract. But we have a lot of large contracts in that business. So just kind of keep that in mind.

Joan K. Tong - Sidoti & Company, LLC - Research Analyst

Okay. Got it. And then on the Insurance and the Benefits side. We have seen some improvement like a couple of quarters already. So we are back down to a negative territory in terms of organic comparison. So do you feel like this is a derail from your improvement trend? Like we -- it has been disappointing for quite some time already. What has to happen for that particular business to grow again?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Okay. So again, I'm going to separate the business into two. One is our kind of more episodic type businesses, transactional oriented, which are   the life insurance type services and some of our executive search services and some of the other things that are tend to be more project oriented. And that's what really impacted the results for the third quarter most significantly. Having said that, within the other, what we consider core lines of business, which are property and casualty, and payroll and retirement plan services and employee benefits, I would say the first 3 of those, property and casualty, retirement plan and payroll, all are on a solid footing and are performing well. The last piece of that, which is our employee benefits business has historically performed well. We've had challenges over the past couple of years, principally because really the number of producers that we have in that business, if you look at our -- the business developers or the producers in that business, they typically perform at a very high decile of industry expectations. So the people that we have on our team are first best-in-class, first-rate doing very well, but it's not reasonable to think that we're going to get a lot more productivity out of that -- those same producers. So what we've done really up late, although it takes some time to take hold, is we've really put an effort in increasing the number of producers that we have within that group. What that requires is that we have an active recruiting program, and we do. We have internal resources that are working on that, that we have a program that's designed around helping them to become to be successful when they join us, and we have those programs designed that we train them on processes, that we have mentorship programs. So we have all of those things in place. We have an active recruiting program in place. We track the number of new producers every month against our goals and objectives. And we would expect that, over time, that initiative more than any other would help us regain the organic revenue growth that we would expect to see out of that business.

Joan K. Tong - Sidoti & Company, LLC - Research Analyst

And can you just remind us how long you have been having that initiatives on the employee benefit side of things?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

In earnest, probably 12 months. Although it's taken some time to really, again, to make sure that we have the foundation in place to be successful. The other thing to note there is that, like many other things, not a 100% of the hires will, what we call, validate, which is really kind of hit the expectations that are set for them. So there will be a number hired and a number will succeed and a number will not succeed. Our objective is to put the processes and the structure in place to increase those percentages as best we can.

Joan K. Tong - Sidoti & Company, LLC - Research Analyst

Okay. And then going into next year, if I just look at like those 2 lumpy sort of relatively more lumpy business, the life insurance as well as the, I think it's the recruiting -- executive recruiting business. Should we think about it's going to be easier comp year-over-year for next year heading into 2018, because this year might be a little bit more -- little bit less work and creating some easier comp -- that might create some tailwind for you?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

The answer is, I would expect that it will be an easier comp. We believe they're at about the size -- the right size for us today to support the businesses that we have. Having said that, in any given period of time, we could actually have a revenue boost and an earnings boost based on success on those units and then it will be another difficult comp 12 months later. So we like the businesses. We think they're important to have those businesses in order to be able to support our clients. But they do tend to be less predictable from period-to-period.

Joan K. Tong - Sidoti & Company, LLC - Research Analyst

Okay. Got it. In terms of share buyback, I guess you guys -- you're pretty opportunistic, and even though you do have a program, so maybe the pressure on this stack today creates some opportunity, Ware?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes, that's possible. And you're right. We tend to look at the volatility in the share price i.e., share price pullbacks and that creates an opportunity to get more actively involved in share repurchases.

Operator

The next question is a follow-up from Jim Macdonald with First Analysis.

Jim Macdonald - First Analysis Securities Corporation, Research Division - MD

Yes, just had a couple small technical ones. So G&A was good this quarter. Do you also expect G&A savings next quarter? Is there a reason for that, maybe accruals? Or -- and what about the lawsuit expenditures of those gone away?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes, I can't say that there's -- Jim, this is Ware. There -- I think in the past we've said we would expect year-over-year over time kind of 10 to 20 basis points improvement in the leverage on G&A. And you're right, because of the lumpiness of lawsuit expenditures and bonus accruals that get accrued and trued up, there may be some minor lumpiness to it. But I think the way to think about it is over a longer period of time year-over-year, expect 10 to 20 basis points improvement in the leverage as a percent of revenue.

Jim Macdonald - First Analysis Securities Corporation, Research Division - MD

I just asked because you had pretty high G&A last year and in the fourth quarter, so is that going to be an easy comp this fourth quarter as I'm trying to model fourth quarter?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes. I don't recall exactly what would have caused higher than normal G&A level last year. It could have been some, as I referenced, some of the year-end true-ups that can occur from time to time. I just don't recall of the top of my head. But I don't see anything unusual in a horizon this year that will cause us any unusual differences and the trend you're seeing so far this year.

Jim Macdonald - First Analysis Securities Corporation, Research Division - MD

Okay. And then one other area. So last year the cash flow in the third quarter, the debt was reduced more significantly than it was this year. You talked about accounts receivable and how that's sort of a technical issue and not an issue. But just maybe discuss the cash flow in the third quarter and the debt repayment. And was the higher receivables an issue in having less debt repayment, less cash flow?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes, that's great question. I'm not sure I can clearly outline and isolate the third quarter, but I can talk about year-to-date. We're very happy with where we're at. We've increased our borrowing versus year-end by approximately $15 million to date so far. But we've also funded about $38 million of acquisition spending for the year and another $8 million or $9 million of share repurchase activity. So there is a good 45-plus million dollars of, I'll call it, non-operating uses of cash, which kind of sums you to roughly $35 million of positive cash flow from operating activities. The fourth quarter should enhance that, as it normally does. The second half of the year, we sourced a lot of cash as opposed to use cash in the first half. So I think we're on track. I just don't -- unless there is unusually high level of acquisition spending in the third quarter that impacted it, the operating activities are on track and generating the kind of cash that they should. Hopefully that answers your question. The DSO impact was really more of an accounting thing as we account for, what we call, agency-billed relationships under property and casualty, but the underlying cash flow is really impacted one way or another when we account for it that way.

Jim Macdonald - First Analysis Securities Corporation, Research Division - MD

So that doesn't affect the cash flow of the agency bill really?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

No, it really doesn't. It -- when the cash comes in and it comes in as it would otherwise. But when the agency bill, we actually do record a receivable earlier than we would had we direct billed and just receive the commission on a cash basis.

Operator

(Operator Instructions) This concludes our question and answer session. I would like to turn the conference back over to Mr. Grisko for any closing remarks.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes, thank you Judith. As always, I'd like to thank our over 4,600 team members for all that you do every day to serve our clients and contribute to our success. And I also want to thank our analysts and our shareholders for your continued support, and we look forward to a positive full year report at the conclusion of 2017. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.